Exhibit 99.2

Consent of Evercore Group L.L.C.

October 3, 2023

The Special Committee of the Board of Directors of EchoStar Corporation

100 Inverness Terrace East

Englewood, CO 80112

Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated October 1, 2023, to the Special Committee of the Board of Directors of EchoStar Corporation (“EchoStar”), as Annex D to, and reference thereto under the captions “Summary—Opinion of Evercore Group L.L.C., Financial Advisor to the EchoStar Special Committee”, “Risk Factors”, “The Merger—Background of the Merger”, “The Merger— EchoStar’s Reasons for the Merger; Recommendation of the EchoStar Special Committee; Approval by the EchoStar Board”, “The Merger—Opinion of Evercore Group L.L.C., Financial Advisor to the EchoStar Special Committee”, “The Merger—Certain Unaudited Prospective Financial Information” in the joint information statement/prospectus included in the Registration on Form S-4 filed by EchoStar with the U.S. Securities and Exchange Commission (the “SEC”) on October 3, 2023 (the “Registration Statement”), and relating to the proposed merger involving EchoStar and DISH Network Corporation. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), joint information statement/prospectus or any other document, except with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Justin A. Singh
Justin A. Singh
Senior Managing Director